                                                                    Exhibit 99.1

     o dELiA*s names Stephen Feldman Chief Financial Officer

NEW YORK--dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced it has named Stephen Feldman as Chief
Financial Officer.

Mr. Feldman will be starting with dELiA*s on February 26, 2007, and will succeed
John Holowko, who has resigned to pursue other interests. Mr. Feldman served as
Senior Vice President, Chief Financial Officer and Secretary of Urban Brands,
Inc., a 280-unit operator of women's specialty apparel stores, from 2004 to
2006. From 2003 to 2004, Mr. Feldman served as Executive Vice President, Chief
Administrative Officer and Chief Financial officer of Forman Mills, Inc., an off-price, "big-box" family apparel retailer. Mr. Feldman also served as Chief
Financial Officer of Urban Outfitters, Inc., an operator of specialty retail stores, direct-to-consumer and wholesale operations, between 1998 and 2003.

Robert Bernard, Chief Executive Officer stated: "Steve brings to dELiA*s a wealth of financial experience, including playing a similar role with other prominent publicly-traded companies during their early growth stage. We are confident that he can be an instrumental part of our team as we continue to pursue our significant growth opportunities." Mr. Bernard continued, "We would like to thank John for his dedicated service over the past year, and wish him well in his future endeavors."

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19.
Its brands - dELiA*s, Alloy and CCS - generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogues, websites, and, for dELiA*s, mall-based specialty retail stores.

CONTACTS

dELiA*s, Inc.
Walter Killough, COO
212-590-6296

or
Integrated Corporate Relations
Joe Teklits or Jean Fontana 203-682-8200